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Exhibit 18

[PwC Letterhead]

Board of Directors
of Molson Coors Brewing Company
1225 17th Street, Suite 3200
Denver, CO 80202

February 21, 2011

Dear Directors:

        We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

        We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 25, 2010 and issued our report thereon dated February 21, 2011. Note 1 to the financial statements describes a change in accounting principle for classification of returnable bottles and pallets from inventory (within current assets) to properties (within non-current assets). It should be understood that the preferability of one acceptable method of accounting over another for classification of returnable bottles and pallets has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with FASB Accounting Standards Codification No. 250, Accounting Changes and Error Corrections.

Very truly yours,

PricewaterhouseCoopers LLP

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  Exhibit 18